Exhibit 99.1

Contact:	Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com
LINCOLN ELECTRIC TO OFFER
NEW RETIREMENT PROGRAM FOR U.S. EMPLOYEES
•	New employees to be covered under defined contribution plan only.
•	Current employees have option to switch to a program with greater defined contribution benefits.
          CLEVELAND, Ohio, U.S.A., March 20, 2006 — As it focuses to restructure retirement benefits for its workforce, Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that employees hired for its U.S. company on or after January 1, 2006 will be covered under a newly enhanced 401(k) defined contribution plan.
          Current U.S. employees can choose to remain under the Company’s existing retirement program, which includes both defined contribution and defined benefit plans or switch to a new program that provides enhanced defined contribution benefits while still maintaining a portion in defined benefit. The Company will also offer improved vacation benefits for new employees and those current employees electing the new program. Retirees will not be impacted by this change.
          “Lincoln’s commitment to our employees and retirees remains as strong as ever, and we intend to continue to meet both our current and future obligations,” said John M. Stropki, Chairman and Chief Executive Officer. “As other companies completely eliminate their defined benefit programs and scale back their defined contribution benefits for new employees, we made a conscious decision to continue to offer these programs to our current employees and to provide new employees with retirement benefits that are very competitive in today’s marketplace. Offering a choice of programs to our current employees is part of our rich heritage of employee involvement. We made the decision to emphasize defined contribution plans in the future to be more in line with the retirement savings choices that have become available to the U.S. work force and to add more predictability to the cost of our retirement obligations.”
          Over the past four years, Lincoln has made voluntary contributions of $120 million to its pension fund. Lincoln’s defined benefit plan is well-funded, with approximately $550 million in assets at the end of 2005, compared with accumulated benefit obligations of $562 million. The Company does not expect any meaningful change in retirement costs immediately after the change but does expect cost savings in future years.
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Lincoln Electric to Offer New Retirement Program for U.S. Employees            -2-
          Mr. Stropki said, “Over the long term, the enhanced 401(k) plan will enable Lincoln to save on retirement costs for new employees and eliminate potential volatility in the cost elements of our retirement plans. At the same time, it will be providing employees with more flexibility in investing for their retirement and permit us to invest more resources in the growth of the business. Lincoln will continue to offer new employees outstanding earnings potential, with above-average retirement programs aligned with today’s domestic manufacturing environment.”
          Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 33 manufacturing locations, including operations, manufacturing alliances and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at http://www.lincolnelectric.com.
          The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general.